Schedule 13D	Exhibit 42

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TERMS OF COMMITMENT

AMONG

PORTUGAL TELECOM, SGPS S.A.

OI S.A.

AND

TELEMAR PARTICIPAÇÕES S.A.

DATED SEPTEMBER 8, 2014

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TERMS OF COMMITMENT

By way of this instrument, the parties:

of the First Part,

1.                                      PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (¨Portugal Telecom SGPS”);

and of the Second Part,

2.                                      OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°. 76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”); and

3.                                      TELEMAR PARTICIPAÇÕES S.A., a publicly held company (companhia aberta) headquartered at Praia de Botafogo nº. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under n.º 02.107.946/0001-87, duly represented for the purposes hereof pursuant to its Bylaws (“Telemar Participações” or CorpCo”);

The parties identified above hereinafter shall be called, individually, “Party”, and jointly, “Parties”.

WHEREAS:

(i)                                     On July 15, 2014, Oi and Portugal Telecom SGPS executed a Memorandum of Understanding (“MOU”) establishing the principles, terms, and conditions for the adjustments needed to fully implement the ongoing transaction involving the combination of the activities and businesses of Portugal Telecom SGPS and Oi (“Transaction”);

(ii)                                  On July 28, 2014, Oi and Portugal Telecom SGPS agreed to the terms and conditions of the agreements to be executed between Oi and PT within the scope of the Transaction, which terms shall be submitted to the shareholders of Portugal Telecom SGPS, on the basis of a proposal of the Board of Directors of PT, and also to the Board of Directors of Oi;

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(iii)                               The parties further agreed to modify certain stages of the Transaction as set forth in the Memorandum of Understanding executed on October 1, 2013, and the Definitive Agreements relating to the Transaction executed on February 19, 2014, in particular to account for the fact that the merger of Portugal Telecom SGPS into CorpCo will no longer be implemented within the scope of the Transaction; and

(iv)                              Notwithstanding the necessary adjustments to the structure of the Transaction to allow for its full implementation, the Parties wish to leave unaltered certain concepts and principles initially agreed upon which justify the Transaction, including, but not limited to, the undertaking of each party to carry out its best efforts to fulfill the objective of integrating the shareholder bases of Oi and Portugal Telecom SGPS in CorpCo pursuant to a legally permissible structure (“Integration of the Shareholder Bases”), as well as listing the shares of CorpCo on the Novo Mercado segment of the BM&FBOVESPA, SA — Bolsa de Valores, Mercadorias e Futuros, on the regulated market of Euronext Lisbon, and on the New York Stock Exchange,

THE PARTIES RESOLVE to enter into these Terms of Commitment (“Agreement”), which shall be governed according to the following provisions:

CLAUSE 1

INTEGRATION OF SHAREHOLDER BASES AND LISTING

1.1                               For the purposes of the Integration of the Shareholder Bases, as described in Recital (iii) above, the Parties hereby undertake to use their respective best efforts and to take all reasonable measures to implement the listing of CorpCo shares on the Novo Mercado segment of the BM&FBOVESPA, SA — Bolsa de Valores, Mercadorias e Futuros, as well as the listing of CorpCo shares (or securities backed by CorpCo shares) on the regulated market of Euronext Lisbon (“Listing”) and on the New York Stock Exchange, concurrently with the approval of the merger of Oi shares by CorpCo by the general shareholder meetings of said companies (“Merger of Shares”), it being however specified that, in the event that the Listing together with the approval of the Merger of Shares is not possible for any reason beyond the control of the Parties, the Parties agree to use their best efforts and to take all reasonable measures to implement the Listing as soon as possible following the Merger of Shares.

1.2                               The Parties further undertake to perform all acts, provide any required information, prepare all necessary documentation and to present and duly file all necessary filings before all appropriate governmental bodies and authorities, so as to implement the Listing and the Integration of the Shareholder Bases as soon as possible after the date hereof.

1.2.1                     Without limiting the provisions of Clause 1.2, the Parties undertake to

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perform all necessary acts to implement the Integration of the Shareholder Bases relating to all Oi shares (or, following completion of the Merger of Shares, Corpco shares) held by Portugal Telecom SGPS as of the date hereof or that said company shall come to hold for so long as this Agreement is in force, including, but not limited to, (i) preparing and filing any prospectuses, including for admission to trading, registration statements (including on Form F-4 or Form F-3, where applicable) or other documents with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”), the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários, or “CMVM”), Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados (“Euronext Lisbon”) and the U.S. Securities and Exchange Commission (“SEC”) by Portugal Telecom SGPS, Oi, and/or CorpCo, as the case may be, including the preparation of audited and unaudited financial statements required by the rules of such government authorities, and (ii) hiring independent auditors, independent financial institutions or other experts to prepare financial statements, valuation reports and/or other necessary reports or documents and to use best efforts to cause such experts to consent to the inclusion their reports or other documents in the abovementioned prospectuses, registration statements or other documents to be filed with CVM, CMVM, Euronext Lisbon and the SEC. The Parties agree that the Integration of the Shareholder Bases may be implemented through different structures throughout the term of this Agreement, to the extent they are legally permissible, but agree that nothing in this Clause 1.2.1 or elsewhere in this Agreement shall require the Parties to implement any merger or incorporation of Portugal Telecom SGPS into CorpCo.

1.3                               Oi undertakes to attend any General Meetings of the Shareholders of Portugal Telecom SGPS convened for the purposes of resolving on the legal or corporate acts necessary for the Integration of the Shareholder Bases, whether through a reduction of the share capital of Portugal Telecom SGPS, pursuant to the alternative structure under analysis described in the Information Statement issued by Portugal Telecom SGPS, dated August 13, 2014, or through another legally permissible alternative structure, and to vote in favor of approval of the aforementioned corporate and legal acts, to the extent Oi’s legitimate interests are preserved.

1.4                               The obligations assumed by the Parties by the terms of the above Clauses 1.2 and 1.3 shall apply equally in the event the Integration of the Shareholder Bases continues in respect of any Oi shares (or, following completion of the Merger of Shares, CorpCo shares) that Portugal Telecom SGPS may receive upon exercise of the call option granted under the Share Call Option Agreement, and Other Covenants entered into on the date hereof, among Portugal Telecom SGPS, PT International Finance B.V., PT Portugal SGPS S.A., Oi, and TelemarParticipações (“Call Option”).

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CLAUSE 2

INDEMNIFICATION

2.1                               In the event any of the Parties should breach any of its undertakings or obligations established under this Agreement, such defaulting Party shall indemnify, defend, and hold harmless the other Parties against any damages suffered by them, resulting or arising from such breach.

2.2                               The Parties agree that indemnification for losses and damages caused by the breach of any of the provisions contained herein, based on a final ruling of a competent court that such breach occurred, may not be sufficient to wholly indemnify the non-defaulting Party. For this reason, the Parties agree that they shall be entitled to demand specific performance of their respective obligations or preventive measures against the occurrence of any breach of this Agreement. The use of specific performance or any preventive measures shall not be considered the exclusive mechanism to remedy any breach of this Agreement by any of the Parties; on the contrary, it shall be considered a right in addition to any other mechanisms provided for herein or by law.

CLAUSE 3

MISCELLANEOUS

3.1                               The Agreement shall become effective as of the date hereof and remain in full force and effect until the Integration of the Shareholder Bases has been fully completed, including in respect of any Oi or CorpCo shares, as the case may be, that may be acquired by PT SGPS during the term of the Call Option.

3.2                               Any communication, notice or subpoena relating to this Agreement, including notice of arbitration, shall be deemed delivered when received by the other Party (i) by registered mail, through a reputable courier company, at the time of effective receipt at the address(es) indicated below, (ii) at the time delivered, if delivered by hand, or (iii) on the date of confirmation of receipt of transmission issued by a fax machine, when faxed, as applicable, to the addresses and telephone/fax numbers shown below (or any other address or telephone/fax number as may be indicated by a Party, in writing, to the other Parties):

To Oi:

Attention: Bayard De Paoli Gontijo

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2972

Fax: +55 21 3131-1155

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Flavio Nicolay Guimarães

Address: Rua Humberto de Campos, n.º 425, 7º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2227

Fax: +55 21 3131-1383

With copy to:

Eurico de Jesus Teles Neto

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-1207

Fax: +55 21 3131-1155

To Portugal Telecom SGPS:

Attention: Secretaria Geral

Avenida Fontes Pereira de Melo nº. 40, freguesia de São Jorge de Arroios,

Concelho de Lisboa, Portugal

To Telemar Participações:

Attention: Sr. Fernando Magalhães Portella

Praia de Botafogo nº. 300, sala 1101, Botafogo, Rio de Janeiro, RJ, Brasil

3.2.1                      Any Party may change the address to which notice shall be sent by written notice to the other contracting Parties in accordance with this Clause 3.1, it being however specified that for the purposes of this provision, the notice shall be deemed to have been received only upon acknowledgement of receipt by each of the other Parties.

3.3                               This Agreement contains the entire agreement and understanding in respect of the object of this instrument among the contracting Parties, and specifically replaces any prior understanding of the Parties regarding the object of this instrument.

3.4                               This Agreement may only be amended, replaced, cancelled, renewed or extended and its terms may only be waived through a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the respective right.  No waiver, termination or release of this Agreement, or of any of its terms or provisions, shall be binding upon any of the contracting Parties unless confirmed in writing.  Any delay in exercising a right, power or privilege provided for in this Agreement shall not be deemed a waiver of such right, power or recourse; nor shall the total or partial waiver of any right, power, recourse or privilege preclude any other subsequent exercise of such right, recourse, power or privilege.

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3.5                               This Agreement shall be binding upon and benefit the Parties and their respective permitted successors.  This Agreement (and the rights and obligations provided for herein) may not be assigned by any Party without the prior written consent of the other Parties.

3.6                               If any term or provision of this Agreement is declared void, invalid or ineffective, the Parties shall negotiate in good faith to replace the invalidated provisions with others that reflect, to the extent possible, their initial intentions.

3.7                               The Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the matters set forth herein.

3.8                               The Parties acknowledge and agree that all the terms and conditions established in this Agreement shall be subject to specific performance, as provided for in the Brazilian Code of Civil Procedure.

3.9                               The Parties further acknowledge that this Agreement constitutes an extrajudicial enforcement instrument (título executivo extrajudicial), under the terms of article 585, II, of the Brazilian Code of Civil Procedure.

3.10                        This Agreement as signed is irrevocable and irreversible, and constitutes legal, valid and binding obligations, which shall be binding upon and benefit, the contracting Parties and their respective successors and permitted assigns.

3.11                        The Parties undertake to respect the confidentiality of the information contained in this Agreement that qualifies as confidential information, and shall disclose the terms pertaining to the transactions that are the subject of this Agreement and its exhibits strictly to the extent necessary to fulfill legal or regulatory requirements to which the Parties are subject.  The terms of any notice of a material fact, notice to the market or press release to be disclosed by the Parties and/or their controlled companies regarding the execution of this Agreement shall be submitted to the others in advance by each Party.

3.12                        This Agreement shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

CLAUSE 4

CONFLICT RESOLUTION

4.1                               The Parties shall make an effort to resolve amicably and by consensus any controversy of any nature related directly or indirectly to this Agreement involving any of the Parties (“Conflict”).

4.2                               If, after discussing for a period of 10 (ten) Business Days, the Parties fail to reach

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an amicable solution and consensus in relation to the Conflict, then such Conflict shall be settled by arbitration, to be conducted before and administered by the Câmara de Arbitragem da Câmara de Comércio Brasil-Canadá (the “Chamber”).

4.3                               The arbitration shall be conducted in accordance with the Chamber’s procedural standards in effect at the time of the arbitration.

4.4                               The arbitration shall be administered by an arbitral tribunal consisting of three arbitrators, it being specified that the chair of the tribunal shall be registered with the Ordem dos Advogados do Brasil (the “Arbitral Tribunal”).

4.4.1                      Each Party Involved will appoint one arbitrator.  If there is more than one claimant, the claimants shall appoint a single arbitrator by mutual agreement; similarly, if there is more than one respondent, the respondents shall appoint a single arbitrator by mutual agreement.  The third arbitrator, who will preside over the Arbitral Tribunal, will be selected by mutual agreement of the arbitrators appointed by the Parties Involved and/or as set forth in the regulations of the arbitral chamber.

4.4.2                      Any omission, refusal, dispute, doubt and disagreement with respect to the appointment of the arbitrators by the Parties Involved or to the choice of the third arbitrator shall be settled by the Chamber.

4.4.3                      The procedures provided for in this Clause shall also apply when replacing an arbitrator.

4.5                               The arbitration shall take place in the City of Rio de Janeiro, in the State of Rio de Janeiro, and the Arbitral Tribunal may, with cause, decide to carry out certain specific actions in different locations.

4.5.1                      The arbitration shall be conducted in Portuguese.

4.5.2                      The arbitration shall follow the rules of law (de direito), applying the rules and principles of the legal system of the Federative Republic of Brazil.

4.5.3                      The arbitration shall have a term of 6 (six) months, which period may be extended for cause by the Arbitral Tribunal.

4.5.4                      The arbitration will be confidential.

4.6                               The Arbitral Tribunal shall allocate between the Parties, in accordance with criteria of succumbency (sucumbência), reasonability and proportionality, the payment and reimbursement of (i) any fees and other amounts due, paid or reimbursed to the Chamber, (ii) any fees and other amounts due, paid or reimbursed to the arbitrators, (iii) any fees and

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other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and any other assistants as may have been appointed by the Arbitral Tribunal, (iv) any fees in succumbency and expenses of the lawyers and experts hired by the parties, to be reasonably established by the Arbitral Tribunal based on the receipts presented by the parties; (v) any reasonable travel expenses and fees of assistants or technical witnesses; and (vi) any damages for litigation in bad faith.  The Arbitral Tribunal shall not condemn any of the Parties Involved to pay or reimburse contractual fees based on the success of the demand (ad exitum).

4.7                               Arbitral awards shall be final and binding, neither requiring judicial ratification nor admitting any appeal, except for requests for correction (pedidos de correção) and requests for clarification to the Arbitral Tribunal as provided for under art. 30 of Law nº 9.307/96 and any annulment action based on art. 32 of Law nº 9.307/96.

4.8                               Before the Arbitral Tribunal is seated, any of the Parties Involved may petition the Courts for preliminary injunctions and advance relief, although any such petition shall not affect the existence, validity and efficacy of this arbitration clause, nor represent a waiver of the obligation to submit the Conflict to arbitration.  After the Arbitral Tribunal is seated, any petitions for preliminary injunctions or advance relief shall be directed to the Arbitral Tribunal.

4.9                               For the purposes of (i) preliminary injunctions and advance relief before the Arbitral Tribunal is seated, (ii) enforcement of the decisions of the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action based on art. 32 of Law nº 9.307/96, and (iv) any Conflicts which, under Brazilian law cannot be settled through arbitration, the Forum of the Judicial District of Central Rio de Janeiro is elected as the sole jurisdiction, waiving all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties cause 3 (three) counterparts of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses.

Rio de Janeiro, September 8, 2014.

(Signature pages to follow)

Schedule 13D

TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 1/4

PORTUGAL TELECOM, SGPS S.A.

Name:	Name:
Title:	Title:

Schedule 13D

TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 2/4

OI S.A.

Name:	Name:
Title:	Title:

Schedule 13D

TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 3/4

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Schedule 13D

TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 4/4

Witnesses:

Name:	Name:
CPF:	CPF: